     EXHIBIT 99.1

News Release

Pioneer Natural Resources Reports
Fourth Quarter 2010 Financial and Operating Results

Dallas, Texas, February 7, 2011 -- Pioneer Natural Resources Company (NYSE:PXD) (“Pioneer” or “the Company”) today announced financial and operating results for the quarter ended December 31, 2010.

Pioneer reported fourth quarter net income attributable to common stockholders of $80 million, or $.67 per diluted share (see attached schedule for a description of the earnings per diluted share calculation).  Net income included unrealized mark-to-market losses on derivatives of $85 million after tax, or $.71 per diluted share.  Without the effect of this item, adjusted income for the fourth quarter of 2010 would have been $165 million, or $1.38 per diluted share.

Also included in Pioneer’s fourth quarter results was a net gain of $106 million after tax, or $.87 per diluted share, related to unusual items.  These unusual items included:
•
a net gain of $84 million after tax ($.70 per diluted share) related to the settlement of an insurance claim for the reclamation and abandonment of the Company’s East Cameron 322 facility in the Gulf of Mexico that was destroyed by Hurricane Rita in 2005,

•
earnings from discontinued operations that are not attributable to Tunisia’s results of operations for the fourth quarter of $51 million ($.42 per diluted share), principally related to the recognition of future foreign tax credit net benefits associated with the Tunisian divestiture,

•
a benefit of $14 million ($.11 per diluted share) from adjusting state tax apportionment factors to reflect that a larger percentage of Pioneer’s future business activities will occur in Texas, which has a lower state tax rate than the other states where Pioneer operates,

•	the recovery of a processing fee in Alaska of $11 million after tax ($.09 per diluted share),
•	a foreign tax credit of $8 million ($.06 per diluted share) related to the repatriation of earnings from South Africa, and
•	a noncash exploration and abandonment charge of $62 million after tax ($.51 per diluted share) associated with the decision to abandon the Cosmopolitan project in Alaska.

Fourth quarter and other recent highlights included:
•
producing 117 thousand barrels oil equivalent per day (MBOEPD), including volumes reflected in discontinued operations associated with the sale of Tunisia (111 MBOEPD excluding volumes reflected in discontinued operations),

•
achieving the Company’s production growth target of 10% from the fourth quarter of 2009 to the fourth quarter of 2010, including volumes reflected in discontinued operations (+11% excluding volumes reflected in discontinued operations),

•	Spraberry production growth exceeding forecast due to improved well performance associated with deeper drilling,
•	ramping up Spraberry drilling to 30 rigs at year-end 2010, with an acceleration to 35 rigs expected by mid-year 2011,
•
increasing the estimated ultimate recovery for a 40-acre Spraberry well from 110 thousand barrels oil equivalent (MBOE) to 140 MBOE as a result of successful deeper drilling to the Lower Wolfcamp and completions in the shale/silt intervals,

•	ramping up Eagle Ford Shale production as expected; exited 2010 at net 5 MBOEPD; currently running 7 rigs and expect to increase to 12 rigs by mid-2011,

•	installing central gathering plants (CGPs) in the Eagle Ford Shale – 3 CGPs online, 2 additional CGPs expected by March and 3 more CGPs by year-end 2011,
•	expanding vertical integration, particularly fracture stimulation capabilities in Spraberry, Eagle Ford Shale and the Barnett Shale Combo play,
•	adding proved reserves during 2010 totaling 163 million barrels oil equivalent (MMBOE), or 363% of full-year production,
•	reporting 2010 drillbit finding and development cost of $9.96 per barrel oil equivalent (BOE) excluding price revisions,
•	decreasing debt to book capitalization from 43% at year-end 2009 to 37% at year-end 2010, and
•	announcing an agreement to sell Pioneer’s Tunisia subsidiaries for $866 million, with proceeds to be redeployed to the Company’s core U.S. assets.

Scott Sheffield, Chairman and CEO, stated, “In 2010, we ramped up drilling in the Spraberry field and the Eagle Ford Shale faster than originally planned and delivered production growth from these assets in excess of our initial targets, while continuing to spend within cash flow.  For 2011, we are further accelerating drilling in these two core plays and expect to deliver production growth for the Company ranging from 15% to 19% compared to 2010 (reflecting production from Tunisia as discontinued operations).  The accelerated drilling program will be funded from forecasted operating cash flow of approximately $1.4 billion and the redeployment of a portion of the proceeds from the pending sale of Tunisia.  For the 2011 to 2013 period, we are increasing our compound annual production growth rate target for the Company from 15+% to 18+% and expect operating cash flow to grow from $1.0 billion in 2010 to approximately $2.3 billion in 2013.  Pioneer remains committed to maintaining our strong financial position.”

Operations Update and Drilling Program
In the Spraberry field in West Texas, Pioneer’s drilling program continues to ramp up, with 30 rigs currently operating.  As a result of the Tunisia sale, the Company expects to accelerate its planned drilling ramp-up in the field and increase the rig count to 35 rigs by mid-2011 and to 40 or more rigs in 2012.

As forecasted, the drilling program generated quarter-to-quarter Spraberry production growth during 2010.  Fourth quarter production was 38 MBOEPD, up 9% from the third quarter of 2010. The fourth quarter production level exceeded Pioneer’s forecast for the quarter by 2 MBOEPD due to improved well performance associated with deeper drilling in the field.  Production is expected to increase further to an average of 42 MBOEPD to 46 MBOEPD in 2011.

The 2010 drilling program added incremental production and proved reserves from vertical completions in the Lower Wolfcamp and shale/silt intervals.  Initial cumulative production from all wells drilled to these intervals in 2010 with at least four months of production history averaged 30+% more cumulative production than that of a traditional Spraberry/Dean/Upper Wolfcamp well.  As a result, the Company is increasing the estimated ultimate recovery (EUR) of a vertical Spraberry well from 110 MBOE to 140 MBOE to reflect the incremental production and reserves that are expected to be added from the deeper drilling into the Lower Wolfcamp and shale/silt intervals.  Potential additional production and reserves from drilling to the Strawn and Atoka intervals below the Wolfcamp are not included in the Company’s increased EUR for a vertical Spraberry well.

Based on the planned drilling ramp-up and incremental production generated from drilling to deeper intervals, Spraberry field production is expected to double from 34 MBOEPD in 2010 to 66 to 70 MBOEPD in 2013, reflecting a compound annual production growth rate of more than 25%.

The Company has a two-well program underway to test horizontal drilling in the Wolfcamp.  Both wells will be 4,000-foot laterals with 15-stage fracture stimulation completions.  The first well is being drilled in the Middle Wolfcamp carbonate section and is currently being completed.  The second is targeting the Lower Wolfcamp shale section and is expected to be completed during March.

Water injection was initiated in August 2009 on the Company’s 7,000-acre waterflood project in the Upper Spraberry interval.  Early results are encouraging, as the production decline from 110 producing wells in the surveillance area is beginning to flatten.  Based on the results of historical waterflood projects, an ultimate uptick in production of 50% from the flooded Upper Spraberry interval is expected.

As Pioneer ramps up drilling in the Spraberry field, the Company continues to expand its integrated services to control drilling costs and ensure execution of its accelerated drilling program.  A third Company-owned fracture stimulation fleet has recently commenced operating in the field.  Two additional fleets are being built, with one scheduled for delivery in the second quarter of 2011 and the second in the fourth quarter of 2011.  To support its fracture stimulation operations, Pioneer has sand supply in place to cover its forecasted requirements through 2015.  Tubular and pumping unit requirements have been contracted through 2012.  In addition, the Company owns 12 drilling rigs that are currently operating.  The Company also owns other field service equipment, including pulling units, fracture stimulation tanks, water transport trucks and fishing tools, to support its growing operations.

Vertical integration in the Spraberry field is saving Pioneer up to $500 thousand per well compared to utilizing third-party services.  Pioneer expects to meet approximately 30% of its rig requirements and 60% of its fracture stimulation requirements with its own equipment in 2011.  As a result, the blended Pioneer and third-party 2011 well cost is expected to average $1.4 million to $1.5 million per well.  Pioneer’s internal rate of return on its 2011 Spraberry drilling program is expected to be approximately 45% before tax based on current NYMEX strip commodity prices and estimated future production costs.

In the highly prospective Eagle Ford Shale in South Texas, Pioneer and its joint venture partners have successfully drilled 41 horizontal wells to date.  Twenty-one of the wells are on production, with most of the production from these wells flowing through three CGPs that were constructed as part of the Company’s midstream business.  Performance from these 21 wells continues as expected.  Of the remaining 20 wells, three have been completed and are awaiting hookup. Completion of the remaining 17 wells has been slower than anticipated due to limited third-party fracture stimulation fleet availability.

To improve the execution of its drilling and completions program and reduce costs, Pioneer has purchased two fracture stimulation fleets, with one expected to be in service during the second quarter of 2011 and the other during the fourth quarter of 2011.  The Company has also entered into a two-year contract for a dedicated third-party fracture stimulation fleet beginning later this quarter and is pursuing opportunities to contract additional third-party equipment.

Pioneer has seven rigs running in the play.  The initial joint-venture development plan called for an increase to 10 rigs by the end of 2011, 14 rigs by the end of 2012 and remaining at this level thereafter.  An accelerated plan for 2011 has been approved by the joint-venture partners and now reflects increasing to 12 rigs by the middle of 2011.  The rig count is expected to increase to 14 rigs in 2012 and 16 rigs in 2013.

Initiatives to control drilling, completion and production costs in the play continue despite significant service cost inflation.  Drilling times have been reduced and completion techniques continue to be optimized.  Agreements have also been executed with third parties to process, fractionate and transport gas and oil production.

As a result of these initiatives, Pioneer expects gross well costs in the Eagle Ford Shale to range from $7 million to $8 million per well.  Using this cost and current NYMEX strip commodity prices, and excluding the benefit of the joint-venture drilling carry, before tax internal rates of return are estimated at approximately 100% for high condensate yield wells (200 barrels per million cubic feet) and 50% for low condensate yield wells (60 barrels per million cubic feet).

As forecasted, Pioneer exited 2010 in the Eagle Ford Shale at a net production rate of 5 MBOEPD.  Based on the accelerated joint-venture development plan, average annual production in 2011 is expected to grow to an average of 12 MBOEPD to 15 MBOEPD, with a further increase to 26 MBOEPD to 30 MBOEPD in 2012 and 40 MBOEPD to 45 MBOEPD in 2013.

Plans for the Eagle Ford Shale midstream business call for five additional CGPs to be completed during 2011, with the first two online in March.

Pioneer continues to acquire acreage in the liquids-rich Barnett Shale Combo play, where the Company has 65,000 net acres under lease, representing more than 600 drilling locations.  The Company commenced drilling in the play in the latter part of 2010 and currently has 2 rigs operating in Montague County.  The Company has acquired 110 square miles of 3-D seismic covering its acreage and expects to increase this coverage to approximately 200 square miles by year end.  Thirteen wells have been drilled to date, of which three have been completed.  First production is expected during February.  Assuming current NYMEX strip commodity prices, an average per well drilling cost of $2.8 million and a gross EUR of 320 MBOE, Pioneer’s internal rate of return in the Barnett Shale Combo play is expected to be approximately 45% before tax.  A Pioneer-owned frac fleet has been ordered for the Barnett Shale Combo play with delivery expected in the second quarter of 2011.

On the North Slope of Alaska, Pioneer will continue to operate one rig during 2011.  A key element of the 2011 drilling program will be the further testing of the Torok formation within the Moraine play.  The Company is currently drilling its first of two Torok wells.  Additional Kuparuk and Nuiqsut drilling is also planned for later in the year.  Production in Alaska was 6 thousand barrels oil per day (MBOPD) during the fourth quarter, down approximately 1 MBOPD compared to the third quarter as production was limited by unplanned third-party service disruptions (compressor outages and interruptions to the supply of gas and injection water for reservoir pressure maintenance) and well maintenance.  Production will continue to be limited in the first quarter of 2011 due to outages on the Trans Alaska Pipeline and continuing unplanned third-party service disruptions.

In the Mid-Continent area (Panhandle of Texas and Western Kansas), fourth quarter 2010 production was 20 MBOEPD, down approximately 500 barrels oil equivalent per day (BOEPD) from the third quarter of 2010 due to unscheduled pipeline downtime.  In the Raton Basin (Southeastern Colorado) and the Edwards Trend (South Texas), where gas drilling has been curtailed since the beginning of 2009 due to low gas prices, fourth quarter 2010 production was 169 million cubic feet per day (MMCFPD) and 51 MMCFPD, respectively.  These rates were essentially flat with production rates in the third quarter of 2010.

2011 Capital Budget
Pioneer’s capital program for 2011 totals $1.8 billion, consisting of $1.6 billion for drilling operations and $0.2 billion for vertical integration and facilities.  The 2011 budget excludes acquisitions, asset retirement obligations, capitalized interest and geological and geophysical G&A.

The 2011 drilling capital of $1.6 billion continues to be focused on oil and liquids-rich drilling, with 75% of the capital allocated to the Spraberry and Eagle Ford Shale plays.  The following provides a breakdown of the forecasted spending by asset:
•	Spraberry - $1.1 billion
•	Eagle Ford Shale - $110 million (reflects 25% of anticipated 2011 drilling costs; remaining 75% covered by drilling carry from Reliance Industries Limited )
•	Barnett Shale Combo play - $170 million
•	Alaska - $115 million

•	Other - approximately $120 million, including land capital for existing assets

Funds for the expansion of Pioneer’s integrated well service operations in the Spraberry field, the establishment of similar services in the Eagle Ford Shale and Barnett Shale Combo plays, and the build-out of facilities to support vertical integration (yards, buildings and shops) are budgeted at $200 million in 2011 and will be recorded in Other Property and Equipment.

2011 Capital Budget Funding and Balance Sheet

The 2011 capital budget is expected to be funded from forecasted operating cash flow of approximately $1.4 billion, assuming current NYMEX strip pricing, and by redeploying approximately $0.4 billion from the pending sale of Tunisia.

Pioneer’s year-end 2010 net debt (reduced for cash on Pioneer’s balance sheet) was $2.5 billion, a reduction of $0.2 billion from year-end 2009.  With Pioneer’s improving net debt position, net debt-to-book capitalization declined from 43% at year-end 2009 to 37% at year-end 2010 and is forecasted to further decline to approximately 30% by year-end 2011.  The Company is committed to keeping its net debt-to-book capitalization below 35% and net debt to operating cash flow below 1.75 times.

Eagle Ford Shale Midstream Operations

Pioneer’s share of its Eagle Ford Shale joint-venture midstream activities is conducted through a non-consolidated entity.  For 2011, the Company expects the majority of the funding for the ongoing midstream infrastructure build-out to be provided from external debt sources. Cash flow from this activity is not included in Pioneer’s forecasted operating cash flow of $1.4 billion in 2011.

Fourth Quarter 2010 Financial Review
The following financial results for the fourth quarter of 2010 reflect continuing operations.

Fourth quarter sales averaged 111 MBOEPD, consisting of oil sales averaging 31 MBOPD, NGL sales averaging 20 thousand barrels per day and gas sales averaging 361 MMCFPD.

The average reported fourth quarter price for oil was $94.38 per barrel and included $7.90 per barrel related to deferred revenue from volumetric production payments (VPPs) for which production was not recorded.  The average reported price for NGLs was $42.03 per barrel.  The average reported price for gas was $3.79 per thousand cubic feet.

Fourth quarter production costs averaged $10.94 per BOE, a decrease of $2.33 per BOE from the third quarter.  This decrease included recognizing a processing fee recovery associated with the Company’s Oooguruk project in Alaska of $10 million ($1.02 per BOE).  The processing fee recovery represents that portion of recovery that is attributable to the first nine months of 2010.  The production cost decrease also included reduced workover activity during the fourth quarter ($.35 per BOE) and a $.43 per BOE  ad valorem tax accrual reduction after receiving actual invoices for the full year.

Depreciation, depletion and amortization (DD&A) expense averaged $13.53 per BOE for the fourth quarter, benefiting from the proved reserve additions attributable to the Company’s successful drilling program and positive price and technical revisions.  Exploration and abandonment costs were $129 million for the quarter and included $97 million related to the abandonment of the Cosmopolitan project, $18 million of unsuccessful exploration costs and acreage abandonments, and $14 million of geologic and geophysical expenses and personnel costs.

Cash flow from operating activities for the fourth quarter was $383 million.

First Quarter 2011 Financial Outlook
The Company’s first quarter 2011 outlook for certain operating and financial items is provided below.  This outlook does not reflect potential impacts of anticipated weather-related downtime and associated repairs in several of Pioneer’s operating areas.

Production is forecasted to average 114 MBOEPD to 118 MBOEPD.

Production costs are expected to average $11.75 to $13.75 per BOE, based on current NYMEX strip commodity prices.  DD&A expense is expected to average $13.50 to $15.00 per BOE.

Total exploration and abandonment expense is forecasted to be $25 million to $35 million, primarily related to exploration wells, including related acreage costs, and seismic and personnel costs.

General and administrative expense is expected to be $45 million to $49 million, interest expense is expected to be $44 million to $47 million, and other expense is expected to be $20 million to $25 million. Accretion of discount on asset retirement obligations is expected to be $2 million to $4 million.

Noncontrolling interest in consolidated subsidiaries’ income, excluding unrealized derivative mark-to-market adjustments, is expected to be $9 million to $12 million, primarily reflecting the public ownership in Pioneer Southwest Energy Partners L.P.

The Company’s effective income tax rate is expected to range from 35% to 45% based on current capital spending plans and the assumption of no significant unrealized derivative mark-to-market changes in the Company’s derivative position.  Cash taxes are expected to be $5 million to $10 million and are primarily attributable to South Africa.

The Company's financial and derivative mark-to-market results, open derivatives positions for oil, NGL and gas, amortization of net deferred gains on discontinued commodity hedges and future VPP amortization are outlined on the attached schedules.

Earnings Conference Call
On Tuesday, February 8, 2011, at 9:00 a.m. Central Time, Pioneer will discuss its financial and operating results for the quarter ended December 31, 2010, with an accompanying presentation.  Instructions for listening to the call and viewing the accompanying presentation are shown below.

Internet:www.pxd.com
Select “Investors,” then “Earnings Calls & Webcasts” to listen to the discussion and view the presentation.

Telephone: Dial (877) 718-5098 confirmation code: 2034800 five minutes before the call.  View the presentation via Pioneer’s internet address above.

A replay of the webcast will be archived on Pioneer’s website.  A telephone replay will be available through March 4 by dialing (888) 203-1112 confirmation code: 2034800.

Pioneer is a large independent oil and gas exploration and production company, headquartered in Dallas, Texas, with operations primarily in the United States.  For more information, visit Pioneer’s website at www.pxd.com.

Except for historical information contained herein, the statements in this news release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements and the business prospects of Pioneer are subject to a number of risks and uncertainties that may cause Pioneer's actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, volatility of commodity prices, product supply and demand, competition, the ability to obtain environmental and other permits and the timing thereof, other government regulation or action, the ability to obtain approvals from third parties and negotiate agreements with third parties on mutually acceptable terms, international operations and associated international political and economic instability, litigation, the costs and results of drilling and operations, availability of equipment, services and personnel required to complete the Company’s operating activities, access to and availability of transportation, processing and refining facilities, Pioneer's ability to replace reserves, implement its business plans or complete its development activities as scheduled, access to and cost of capital, the financial strength of counterparties to Pioneer’s credit facility and derivative contracts and the purchasers of Pioneer’s oil, NGL and gas production, uncertainties about estimates of reserves and resource potential and the ability to add proved reserves in the future, the assumptions underlying production forecasts, quality of technical data, environmental and weather risks, including the possible impacts of climate change, and acts of war or terrorism. These and other risks are described in Pioneer's 10-K and 10-Q Reports and other filings with the Securities and Exchange Commission. In addition, Pioneer may be subject to currently unforeseen risks that may have a materially adverse impact on it. Pioneer undertakes no duty to publicly update these statements except as required by law.

Cautionary Note to U.S. Investors --The U.S. Securities and Exchange Commission (the "SEC") prohibits oil and gas companies, in their filings with the SEC, from disclosing estimates of oil or gas resources other than “reserves,” as that term is defined by the SEC. In this news release, Pioneer includes estimates of quantities of oil and gas using certain terms, such as “resource potential,” “estimated ultimate recovery,” “EUR” or other descriptions of volumes of reserves, which terms include quantities of oil and gas that may not meet the SEC’s definitions of proved, probable and possible reserves, and which the SEC's guidelines strictly prohibit Pioneer from including in filings with the SEC. These estimates are by their nature more speculative than estimates of proved reserves and accordingly are subject to substantially greater risk of being recovered by Pioneer. U.S. investors are urged to consider closely the disclosures in the Company’s periodic filings with the SEC.  Such filings are available from the Company at 5205 N. O'Connor Blvd., Suite 200, Irving, Texas 75039, Attention: Investor Relations, and the Company’s website at www.pxd.com. These filings also can be obtained from the SEC by calling 1-800-SEC-0330.

"Drillbit finding and development cost per BOE," or "drillbit F&D cost per BOE," means the summation of exploration and development costs incurred divided by the summation of annual proved reserves, on a BOE basis, attributable to technical revisions of previous estimates, discoveries and extensions and improved recovery. Consistent with industry practice, future capital costs to develop proved undeveloped reserves are not included in costs incurred.

"Reserve replacement" is the summation of annual proved reserves, on a BOE basis, attributable to revisions of previous estimates, purchases of minerals-in-place, discoveries and extensions and improved recovery divided by annual production of oil, NGLs and gas, on a BOE basis.

Pioneer Natural Resources Contacts:

Investors
Frank Hopkins – 972-969-4065
Brian Hansen – 972-969-4017

Media and Public Affairs
Susan Spratlen – 972-969-4018
Suzanne Hicks – 972-969-4020

PIONEER NATURAL RESOURCES COMPANY

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31, 2010	December 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$111,160	$27,368
Accounts receivable, net	245,303	331,748
Income taxes receivable	30,901	25,022
Inventories	173,615	139,177
Prepaid expenses	11,441	9,011
Deferred income taxes	156,650	26,857
Discontinued operations held for sale	281,741	-
Derivatives	171,679	48,713
Other current assets, net	14,693	8,222

Total current assets	1,197,183	616,118

Property, plant and equipment, at cost:
Oil and gas properties, using the successful efforts method of accounting	10,930,226	10,512,904
Accumulated depletion, depreciation and amortization	(3,366,440)	(2,946,048)

Total property, plant and equipment	7,563,786	7,566,856

Deferred income taxes	-	387
Goodwill	298,182	309,259
Investment in unconsolidated affiliate	72,045	-
Derivatives	151,011	43,631
Other assets, net	396,895	331,014

	$9,679,102	$8,867,265

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$419,150	$253,583
Interest payable	59,008	47,009
Income taxes payable	19,168	17,411
Deferred income taxes	1,144	128
Discontinued operations held for sale	108,592	-
Deferred revenue	44,951	90,215
Derivatives	80,997	116,015
Other current liabilities	36,210	46,830

Total current liabilities	769,220	571,191

Long-term debt	2,601,670	2,761,011
Deferred income taxes	1,751,310	1,470,899
Deferred revenue	42,069	87,021
Derivatives	56,574	133,645
Other liabilities	232,234	200,467
Stockholders' equity	4,226,025	3,643,031

	$9,679,102	$8,867,265

PIONEER NATURAL RESOURCES COMPANY

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
Revenues and other income:
Oil and gas	$471,759	$417,001	$1,803,257	$1,459,654
Interest and other	11,708	2,464	61,907	101,669
Derivative gains (losses), net	(122,151)	(109,974)	448,434	(195,557)
Gain (loss) on disposition of assets, net	(7,897)	(327)	19,074	(774)
Hurricane activity, net	133,240	967	138,918	(17,313)
	486,659	310,131	2,471,590	1,347,679
Costs and expenses:
Oil and gas production	85,317	89,047	366,146	351,392
Production and ad valorem taxes	26,697	18,868	112,141	98,371
Depletion, depreciation and amortization	138,337	135,765	574,170	628,987
Impairment of oil and gas properties	-	-	-	21,091
Exploration and abandonments	128,908	18,038	190,109	79,718
General and administrative	43,136	35,337	165,301	131,524
Accretion of discount on asset retirement obligations	2,524	2,650	10,433	10,599
Interest	45,191	45,310	183,084	173,353
Other	31,628	15,728	81,723	100,073
	501,738	360,743	1,683,107	1,595,108

Income (loss) from continuing operations before income taxes	(15,079)	(50,612)	788,483	(247,429)
Income tax benefit (provision)	31,121	15,144	(272,317)	88,246
Income (loss) from continuing operations	16,042	(35,468)	516,166	(159,183)
Income from discontinued operations, net of tax	66,084	89,698	129,829	116,916
Net income (loss)	82,126	54,230	645,995	(42,267)
Net (income) loss attributable to the noncontrolling interests	(1,784)	2,430	(40,787)	(9,839)
Net income (loss) attributable to common stockholders	$80,342	$56,660	$605,208	$(52,106)

Basic earnings per share:
Income (loss) from continuing operations attributable to common stockholders	$0.12	$(0.30)	$4.04	$(1.48)
Income from discontinued operations attributable to common stockholders	0.56	0.78	1.10	1.02
Net income (loss) attributable to common stockholders	$0.68	$0.48	$5.14	$(0.46)

Diluted earnings per share:
Income (loss) from continuing operations attributable to common stockholders	$0.12	$(0.30)	$3.99	$(1.48)
Income from discontinued operations attributable to common stockholders	0.55	0.78	1.09	1.02
Net income (loss) attributable to common stockholders	$0.67	$0.48	$5.08	$(0.46)

Weighted average shares outstanding:
Basic	115,289	114,347	115,062	114,176
Diluted	117,825	114,347	116,330	114,176

PIONEER NATURAL RESOURCES COMPANY

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
Cash flows from operating activities:
Net income (loss)	$82,126	$54,230	$645,995	$(42,267)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depletion, depreciation and amortization	138,337	135,765	574,170	628,987
Impairment of oil and gas properties	-	-	-	21,091
Exploration expenses, including dry holes	116,117	5,843	132,772	37,375
Hurricane activity, net	1,008	3,650	4,508	19,850
Deferred income taxes	(35,137)	7,693	248,146	(75,813)
(Gain) loss on disposition of assets, net	7,897	327	(19,074)	774
Accretion of discount on asset retirement obligations	2,524	2,650	10,433	10,599
Discontinued operations	(32,845)	(67,031)	10,494	(30,601)
Interest expense	7,905	7,303	30,472	27,996
Derivative related activity	129,578	27,328	(419,809)	75,633
Amortization of stock-based compensation	11,223	8,319	39,854	37,638
Amortization of deferred revenue	(22,477)	(37,004)	(90,216)	(147,905)
Other noncash items	16,142	5,346	26,581	35,994
Change in operating assets and liabilities:
Accounts receivable, net	(61,220)	(54,781)	36,653	16,293
Income taxes receivable	(22,567)	(8,732)	(5,878)	36,030
Inventories	(19,822)	3,835	(26,281)	(46,708)
Prepaid expenses	5,101	3,513	(3,874)	(3,387)
Other current assets	(16,432)	(10,890)	(14,270)	87,642
Accounts payable	66,578	29,902	128,927	(65,862)
Interest payable	25,210	18,528	11,999	3,762
Income taxes payable	2,700	4,666	4,007	13,793
Other current liabilities	(18,645)	(8,226)	(40,586)	(97,855)
Net cash provided by operating activities	383,301	132,234	1,285,023	543,059
Net cash used in investing activities	(390,654)	(97,994)	(954,856)	(410,985)
Net cash provided by (used in) financing activities	40,348	(62,487)	(246,375)	(153,043)
Net increase (decrease) in cash and cash equivalents	32,995	(28,247)	83,792	(20,969)
Cash and cash equivalents, beginning of period	78,165	55,615	27,368	48,337
Cash and cash equivalents, end of period	$111,160	$27,368	$111,160	$27,368

PIONEER NATURAL RESOURCES COMPANY

UNAUDITED SUMMARY PRODUCTION AND PRICE DATA

		Three Months Ended December 31,		Twelve Months Ended December 31,
		2010	2009	2010	2009
Average Daily Sales Volumes
from Continuing Operations:
Oil (Bbls) -	U.S.	30,650	24,906	28,211	24,968
	South Africa	280	299	616	375
	Worldwide	30,930	25,205	28,827	25,343

Natural gas liquids (Bbls) -	U.S.	19,992	18,598	19,736	19,680

Gas (Mcf) -	U.S.	333,170	328,571	335,256	352,749
	South Africa	28,143	7,441	29,760	25,538
	Worldwide	361,313	336,012	365,016	378,287

Total (BOE) -	U.S.	106,172	98,267	103,823	103,440
	South Africa	4,970	1,539	5,576	4,631
	Worldwide	111,142	99,806	109,399	108,071

Average Daily Sales Volumes
from Discontinued Operations:
Oil (Bbls) -	U.S.	-	1	-	554
	Tunisia	4,984	6,290	4,880	6,531
	Worldwide	4,984	6,291	4,880	7,085

Natural gas liquids (Bbls) -	U.S.	-	-	-	29

Gas (Mcf) -	U.S.	-	12	-	1,899
	Tunisia	3,258	1,685	2,849	1,668
	Worldwide	3,258	1,697	2,849	3,567

Total (BOE) -	U.S.	-	3	-	900
	Tunisia	5,527	6,570	5,355	6,809
	Worldwide	5,527	6,573	5,355	7,709

Average Reported Prices (a):
Oil (per Bbl) -	U.S.	$94.48	$91.88	$90.56	$75.60
	South Africa	$83.09	$77.33	$78.07	$65.94
	Worldwide	$94.38	$91.71	$90.29	$75.45

Natural gas liquids (per Bbl) -	U.S.	$42.03	$37.54	$38.14	$29.76

Gas (per Mcf) -	U.S.	$3.60	$4.49	$4.18	$3.88
	South Africa	$6.04	$6.27	$6.20	$5.17
	Worldwide	$3.79	$4.53	$4.34	$3.97

Total (BOE) -	U.S.	$46.48	$45.42	$45.34	$37.15
	South Africa	$38.88	$45.32	$41.74	$33.85
	Worldwide	$46.14	$45.41	$45.16	$37.00
__________
(a)	Average reported prices are attributable to continuing operations and include the results of hedging activities and amortization of VPP deferred revenue.

PIONEER NATURAL RESOURCES COMPANY

UNAUDITED SUPPLEMENTARY EARNINGS PER SHARE INFORMATION

The Company uses the two-class method of calculating basic and diluted earnings per share.  Under the two-class method of calculating earnings per share, GAAP provides that share- and unit-based awards with guaranteed dividend or distribution participation rights qualify as "participating securities" during their vesting periods.  The Company's basic net income (loss) per share attributable to common stockholders is computed as (i) net income (loss) attributable to common stockholders, (ii) less participating share- and unit-based basic earnings (iii) divided by weighted average basic shares outstanding. The Company's diluted net income (loss) per share attributable to common stockholders is computed as (i) basic net income (loss) attributable to common stockholders, (ii) plus adjustments to participating undistributed earnings (iii) divided by weighted average diluted shares outstanding. During periods in which the Company realizes a loss from continuing operations attributable to common stockholders, securities or other contracts to issue common stock would not be dilutive to loss per share and conversion into common stock is assumed not to occur.

The following table is a reconciliation of the Company's net income (loss) attributable to common stockholders to basic net income (loss) attributable to common stockholders and to diluted net income (loss) attributable to common stockholders for the three and twelve months ended December 31, 2010 and 2009:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
	(in thousands)

Net income (loss) attributable to common stockholders	$80,342	$56,660	$605,208	$(52,106)
Participating basic distributed earnings	(1,914)	(1,440)	(13,896)	(196)
Basic net income (loss) attributable to common stockholders	78,428	55,220	591,312	(52,302)
Diluted adjustments to share- and unit-based earnings	38	-	180	-
Diluted net income (loss) attributable to common
stockholders	$78,466	$55,220	$591,492	$(52,302)

The following table is a reconciliation of basic weighted average common shares outstanding to diluted weighted average common shares outstanding for the three and twelve months ended December 31, 2010 and 2009:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
	(in thousands)

Weighted average common shares outstanding:
Basic	115,289	114,347	115,062	114,176
Dilutive common stock options	200	-	212	-
Contingently issuable - performance shares	697	-	646	-
Convertible notes dilution	1,639	-	410	-

Diluted	117,825	114,347	116,330	114,176

PIONEER NATURAL RESOURCES COMPANY

UNAUDITED SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES
(in thousands)

EBITDAX and discretionary cash flow ("DCF") (as defined below) are presented herein, and reconciled to the generally accepted accounting principle ("GAAP") measures of net income (loss) and net cash provided by operating activities because of their wide acceptance by the investment community as financial indicators of a company's ability to internally fund exploration and development activities and to service or incur debt. The Company also views the non-GAAP measures of EBITDAX and DCF as useful tools for comparisons of the Company's financial indicators with those of peer companies that follow the full cost method of accounting. EBITDAX and DCF should not be considered as alternatives to net income (loss) or net cash provided by operating activities, as defined by GAAP.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009

Net income (loss)	$82,126	$54,230	$645,995	$(42,267)
Depletion, depreciation and amortization	138,337	135,765	574,170	628,987
Impairment of oil and gas properties	-	-	-	21,091
Exploration and abandonments	128,908	18,038	190,109	79,718
Hurricane activity, net	(133,240)	(967)	(138,918)	17,313
Accretion of discount on asset retirement obligations	2,524	2,650	10,433	10,599
Interest expense	45,191	45,310	183,084	173,353
Income tax (benefit) provision	(31,121)	(15,144)	272,317	(88,246)
(Gain) loss on disposition of assets, net	7,897	327	(19,074)	774
Discontinued operations	(66,084)	(89,698)	(129,829)	(116,916)
Derivative related activity	129,578	27,328	(419,809)	75,633
Amortization of stock-based compensation	11,223	8,319	39,854	37,638
Amortization of deferred revenue	(22,477)	(37,004)	(90,216)	(147,905)
Other noncash items	16,142	5,346	26,581	35,994

EBITDAX (a)	309,004	154,500	1,144,697	685,766

Cash interest expense	(37,286)	(38,007)	(152,612)	(145,357)
Current income taxes	(4,016)	22,837	(24,171)	12,433

Discretionary cash flow (b)	267,702	139,330	967,914	552,842

Cash hurricane activity	134,248	4,617	143,426	2,537
Discontinued operations cash activity	33,239	22,667	140,323	86,315
Cash exploration expense	(12,791)	(12,195)	(57,337)	(42,343)
Changes in operating assets and liabilities	(39,097)	(22,185)	90,697	(56,292)

Net cash provided by operating activities	$383,301	$132,234	$1,285,023	$543,059
__________
(a)
“EBITDAX” represents earnings before depletion, depreciation and amortization expense; impairment of oil and gas properties; exploration and abandonments; net hurricane activity; unrealized mark-to-market derivative activity; accretion of discount on asset retirement obligations; interest expense; income taxes; (gain) loss on the disposition of assets, net; discontinued operations; amortization of stock-based compensation; amortization of deferred revenue and other noncash items.

(b)
Discretionary cash flow equals cash flows from operating activities before changes in operating assets and liabilities, cash activity reflected in discontinued operations and hurricane activity, and cash exploration expense.

PIONEER NATURAL RESOURCES COMPANY

UNAUDITED SUPPLEMENTARY NON-GAAP FINANCIAL MEASURES (continued)
(in millions, except per share data)

Income adjusted for unrealized mark-to-market ("MTM") derivative losses, and income adjusted for unrealized MTM derivative losses and unusual items, as presented in this press release, are presented and reconciled to Pioneer's net income attributable to common stockholders that is determined in accordance with GAAP because Pioneer believes that these non-GAAP financial measures reflect an additional way of viewing aspects of Pioneer's business that, when viewed together with its financial results computed in accordance with GAAP, provide a more complete understanding of factors and trends affecting its historical financial performance and future operating results, greater transparency of underlying trends and greater comparability of results across periods.  In addition, management believes that these non-GAAP measures may enhance investors' ability to assess Pioneer's historical and future financial performance.  These non-GAAP financial measures are not intended to be substitutes for the comparable GAAP measures and should be read only in conjunction with Pioneer's consolidated financial statements prepared in accordance with GAAP.  Unrealized MTM net derivative losses, net hurricane related credits and net discontinued operations will recur in future periods; however, the amount and frequency of each item can vary significantly from period to period.  The table below reconciles Pioneer's net income attributable to common stockholders for the three months ended December 31, 2010, as determined in accordance with GAAP, to income adjusted for unrealized MTM derivative losses, and income adjusted for unrealized MTM derivative losses and unusual items, for that quarter.

	After-tax Amounts	Diluted Amounts Per Share

Net income attributable to common stockholders	$80	$0.67
Unrealized MTM derivative losses ($143 before tax)	85	0.71
Adjusted income excluding unrealized MTM derivative losses	165	1.38

East Cameron 322 net hurricane-related credits ($133 before tax)	(84)	(0.70)
Discontinued operations (primarily related to the recognition of future foreign tax credit
benefits associated with the Tunisia divestiture)	(51)	(0.42)
Tax benefit from adjusting state tax apportionment factors	(14)	(0.11)
Alaska processing fee recovery ($18 before tax)	(11)	(0.09)
Foreign tax credit on repatriation of earnings from South Africa	(8)	(0.06)
Charge related to abandonment of Cosmopolitan project ($98 before tax)	62	0.51
Adjusted income excluding unrealized MTM derivative losses and unusual items	$59	$0.51

PIONEER NATURAL RESOURCES COMPANY
SUPPLEMENTAL INFORMATION
Open Commodity Derivative Positions as of February 4, 2011
(Volumes are average daily amounts)

	2011
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	2012	2013	2014

Oil Derivatives (BBLs):
Swap Contracts:
Volume	750	750	750	750	3,000	3,000	-
NYMEX price	$77.25	$77.25	$77.25	$77.25	$79.32	$81.02	$-
Collar Contracts:
Volume	2,000	2,000	2,000	2,000	-	-	-
NYMEX price:
Ceiling	$170.00	$170.00	$170.00	$170.00	$-	$-	$-
Floor	$115.00	$115.00	$115.00	$115.00	$-	$-	$-
Collar Contracts with Short Puts:
Volume	32,000	32,000	32,000	32,000	37,000	21,250	10,000
NYMEX Price:
Ceiling	$99.33	$99.33	$99.33	$99.33	$118.34	$117.38	$126.79
Floor	$73.75	$73.75	$73.75	$73.75	$80.41	$80.18	$87.50
Short Put	$59.31	$59.31	$59.31	$59.31	$65.00	$65.18	$72.50
Percent of total oil production (a)	~95%	~90%	~85%	~80%	~75%	~35%	~15%
NGL Derivatives (BBLs):
Swap Contracts:
Volume	1,150	1,150	1,150	1,150	750	-	-
Blended index price (b)	$51.26	$51.38	$51.50	$51.50	$35.03	$-	$-
Collar Contracts:
Volume	2,650	2,650	2,650	2,650	-	-	-
Index price (b):
Ceiling	$64.23	$64.23	$64.23	$64.23	$-	$-	$-
Floor	$53.29	$53.29	$53.29	$53.29	$-	$-	$-
Percent of total NGL production (a)	~15%	~15%	~15%	~15%	<5%	N/A	N/A
Gas Derivatives (MMBtu):
Swap Contracts:
Volume	117,500	117,500	117,500	117,500	105,000	67,500	50,000
NYMEX price (c)	$6.13	$6.13	$6.13	$6.13	$5.82	$6.11	$6.05
Collar Contracts:
Volume	-	-	-	-	65,000	100,000	40,000
NYMEX price (c):
Ceiling	$-	$-	$-	$-	$6.60	$6.50	$6.73
Floor	$-	$-	$-	$-	$5.00	$5.00	$5.00
Collar Contracts with Short Puts:
Volume	200,000	200,000	200,000	200,000	190,000	45,000	50,000
NYMEX price (c):
Ceiling	$8.55	$8.55	$8.55	$8.55	$7.96	$7.49	$8.08
Floor	$6.32	$6.32	$6.32	$6.32	$6.12	$6.00	$6.00
Short Put	$4.88	$4.88	$4.88	$4.88	$4.55	$4.50	$4.50
Percent of total U.S. gas production (a)	~95%	~90%	~90%	~85%	~80%	~40%	~25%
Basis Swap Contracts:
Permian Basin Index Swaps volume - (d)	20,000	20,000	20,000	20,000	32,500	2,500	-
Price differential ($/MMBtu)	$(0.30)	$(0.30)	$(0.30)	$(0.30)	$(0.38)	$(0.31)	$-
Mid-Continent Index Swaps volume - (d)	100,000	100,000	100,000	100,000	40,000	10,000	-
Price differential ($/MMBtu)	$(0.71)	$(0.71)	$(0.71)	$(0.71)	$(0.58)	$(0.71)	$-
Gulf Coast Index Swaps volume - (d)	33,500	33,500	23,500	23,500	43,500	20,000	10,000
Price differential ($/MMBtu)	$(0.13)	$(0.13)	$(0.16)	$(0.16)	$(0.16)	$(0.16)	$(0.16)
__________
(a)	Represents an estimated percentage of forecasted production, which may differ from the percentage of actual production.
(b)	Represents the weighted average index price of each NGL component price per Bbl.
(c)	Represents the NYMEX Henry Hub index price or approximate NYMEX Henry Hub index price based on historical differentials to the index price on the derivative trade date.
(d)	Represent swaps that fix the basis differentials between indices at which the Company sells its Permian Basin, Mid-Continent and Gulf Coast gas and NYMEX Henry Hub index prices.

PIONEER NATURAL RESOURCES COMPANY

SUPPLEMENTAL INFORMATION

Amortization of Deferred Revenue Associated with Volumetric Production Payments and Derivative Losses as of December 31, 2010
(in thousands)

	2011
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	2012	Total

Total deferred revenues (a)	$11,084	$11,207	$11,330	$11,330	$42,069	$87,020
Less derivative losses to be recognized in
pretax earnings (b)	(873)	(889)	(903)	(906)	(3,157)	(6,728)

Total VPP impact to pretax earnings	$10,211	$10,318	$10,427	$10,424	$38,912	$80,292
__________
(a)	Deferred revenue will be amortized as increases to oil revenues during the indicated future periods.
(b)	Represents the remaining pretax earnings impact of the derivatives assigned in the VPPs.

Deferred Gains on Discontinued Commodity Hedges as of December 31, 2010 (a)
(in thousands)

	2011
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter

Commodity hedge gains - oil (b)	$8,998	$9,097	$9,197	$9,197
__________
(a)	Excludes deferred hedge losses on terminated derivatives related to the VPPs.
(b)	Deferred commodity hedge gains will be amortized as increases to oil revenues during the indicated future periods.

PIONEER NATURAL RESOURCES COMPANY

SUPPLEMENTAL INFORMATION

Derivative Gains (Losses), Net
(in thousands)

	Three Months Ended December 31, 2010	Twelve Months Ended December 31, 2010
Unrealized mark-to-market changes in fair value:
Oil derivative gains (losses)	$(79,714)	$41,094
NGL derivative gains (losses)	(3,383)	10,690
Gas derivative gains (losses)	(47,023)	277,585
Interest rate derivative gains (losses)	(12,379)	35,040
Total unrealized mark-to-market derivative gains (losses), net (a)	(142,499)	364,409

Cash settled changes in fair value:
Oil derivative losses	(14,877)	(27,305)
NGL derivative losses	(2,763)	(7,180)
Gas derivative gains	41,575	119,417
Interest rate derivative losses	(3,587)	(907)
Total cash derivative gains, net	20,348	84,025
Total derivative gains (losses), net	$(122,151)	$448,434
__________
(a)
Total unrealized mark-to-market derivative gains (losses), net includes $7.7 million of losses and $4.4 million of gains attributable to noncontrolling interests in consolidated subsidiaries during the three and twelve month periods ending December 31, 2010, respectively.